EXHIBIT 10.26

AMENDMENT TO
EMPLOYMENT AGREEMENT

The EMPLOYMENT AGREEMENT (the “Agreement”) dated as of September 12, 1997, between DOMINION RESOURCES, INC. (the “Company”) and THOMAS N. CHEWNING (the “Executive”) is hereby amended as follows:

I.      Section 5(c) of the Agreement is amended in its entirety to read as follows:

(c)    If the Executive attains age 55 while employed by the Company, the Executive’s retirement benefits under the Company’s Retirement Plan and Benefit Restoration Plan will be computed based on the greater of (A) the Executive’s years of credited service (as determined pursuant to the terms of the Retirement Plan), or (B) twenty-five (25) years of credited service. Upon the earlier of (i) the Executive’s attainment of age 60 or (ii) the date upon which Thos. E. Capps ceases to be the Chief Executive Officer of the Company, the Executive’s retirement benefits under the Company’s Retirement Plan and Benefit Restoration Plan will be computed at such date, and at any time thereafter, based on the greater of (A) the Executive’s years of credited service (as determined pursuant to the terms of the Retirement Plan), or (B) thirty (30) years of credited service. Any supplemental benefit to be provided under this subsection (c) will be provided as a supplemental benefit under this Agreement and will not be provided directly from the Retirement Plan. The provisions of this subsection (c) shall survive the termination of this Agreement.

II.      In all respects not amended, the Agreement is hereby ratified and confirmed.

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  WITNESS the following signatures.

DOMINION RESOURCES, INC.

By:	/s/ Thos. E. Capps
Thos. E. Capps, Chief Executive Officer

Dated:                 6-5-00

By:	/s/ Thomas N. Chewning
Thomas N. Chewning

Dated:         June 5, 2000